Exhibit 99.2

Actuant Corporation

Unaudited Pro Forma Balance Sheet

The following unaudited pro forma consolidated balance sheet has been prepared to reflect the February 28, 2011 sale of 100% of the outstanding stock of Heinrich Kopp GmbH and subsidiaries and certain assets of Kopp Benelux B.V. (collectively the “European Electrical business”), as described in Item 2.01 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on March 4, 2011.

The Unaudited Pro Forma Consolidated Balance Sheet as of November 30, 2010 is based on Actuant Corporation’s (Actuant’s) historical balance sheet at that date, and gives effect to the disposition transaction as if it had occurred on November 30, 2010. Actuant’s Consolidated Statement of Earnings for the years ended August 31, 2010, 2009 and 2008 and for the three months ended November 30, 2010, as included in its Form 10-K for the year ended August 31, 2010 and its Form 10-Q for the quarter ended November 30, 2010, respectively, present the results of operations of the European Electrical business as discontinued operations. Therefore, the divestiture does not impact previously reported earnings from continuing operations and pro forma statements of earnings have not been included in this Form 8-K.

The Unaudited Pro Forma Consolidated Balance Sheet includes specific assumptions and adjustments related to the sale of the European Electrical business. The adjustments are based upon presently available information and assumptions that management believes are reasonable under the circumstances as of the date of this filing. The Pro Forma Balance Sheet includes no assumptions regarding the use of proceeds, which are presented as additional cash and cash equivalents on the Unaudited Pro Forma Balance Sheet. Accordingly, the actual effect of the sale, due to this and other factors, including, but not limited to changes in foreign currency exchange rates and changes in balances of assets and liabilities of the European Electrical business, could differ significantly from the pro forma adjustments presented herein.

The Unaudited Pro Forma Consolidated Balance Sheet is presented for informational purposes only. It is not intended to represent or be indicative of the consolidated financial position that would have occurred had the sale been completed as of November 30, 2010, nor is it intended to be indicative of future results of operations or financial position. The Unaudited Pro Forma Consolidated Balance Sheet, including notes thereto, should be read in conjunction with the historical financial statements of the Company included in its Annual Report on Form 10-K for the year ended August 31, 2010 and the unaudited financial statements filed in its Quarterly Report on Form 10-Q for the three months ended November 30, 2010.

Actuant Corporation

Pro Forma Consolidated Balance Sheet

November 30, 2010

(Unaudited)

(Dollars in thousands)

	As Reported	Pro Forma Adjustments		Pro Forma Adjusted

ASSETS
Current assets
Cash and cash equivalents	$44,210	$3,710	(a)	$47,920
Accounts receivable, net	196,456	—		196,456
Inventories, net	156,153	—		156,153
Deferred income taxes	30,713	—		30,713
Prepaid expenses and other current assets	15,992	—		15,992
Current assets of discontinued operations	46,422	(46,422	)(b)	—

Total current assets	489,946	(42,712)		447,234

Property, plant and equipment, net	107,441	—		107,441
Goodwill	708,868	—		708,868
Other intangible assets, net	332,798	—		332,798
Other long-term assets	10,091	—		10,091

Total assets	$1,649,144	$(42,712)		$1,606,432

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Trade accounts payable	$131,283	$—		$131,283
Accrued compensation and benefits	36,362	—		36,362
Income taxes payable	51,755	—		51,755
Other current liabilities	69,190	(4,513	)(b)	64,677
Current liabilities of discontinued operations	38,733	(38,733	)(b)	—

Total current liabilities	327,323	(43,246)		284,077

Long-term debt	367,339	—		367,339
Deferred income taxes	110,707	—		110,707
Pension and postretirement benefit accruals	27,678	—		27,678
Other long-term liabilities	32,355	9,595	(c)	41,950

Shareholders’ equity
Capital stock	13,679	—		13,679
Additional paid-in capital	(166,773)	—		(166,773)
Accumulated other comprehensive loss	(57,436)	(3,686	)(b)	(61,122)
Stock held in trust	(1,913)	—		(1,913)
Deferred compensation liability	1,913	—		1,913
Retained earnings	994,272	(5,375	)(d)	988,897

Total shareholders’ equity	783,742	(9,061)		774,681

Total liabilities and shareholders’ equity	$1,649,144	$(42,712)		$1,606,432

See Notes to Pro Forma Consolidated Balance Sheet

ACTUANT CORPORATION

Notes to the Unaudited Pro Forma Consolidated Balance Sheet

(a)	Represents estimated sale proceeds less certain transaction costs, based on the euro exchange rate of $1.30 at November 30, 2010.

(b)	Reflects the elimination of the assets, liabilities and accumulated other comprehensive income amounts associated with the discontinued operations of the European Electrical business.

(c)	Represents a liability incurred in connection with the disposal transaction for future rental payments due under an operating lease of the divested European Electrical business.

(d)	Represents the recognition of a loss, based on the euro exchange rate of $1.30 at November 30, 2010, which would have been realized upon the disposition of the European Electrical business had the transaction closed on November 30, 2010.